Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Deb Trevino
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Reports Fourth Quarter and Fiscal 2008 Results
Company Closes Transitional Year with Re-architected Cost Structure;
Results Reflect Q4 and FY08 Transformation and Restructuring Costs
Positioned to Grow Earnings in Fiscal 2009
SEATTLE; November 10, 2008 — Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its fourth quarter ended September 28, 2008, as well as full fiscal 2008 results.
As Starbucks moves from fiscal 2008, a year of significant transition for the company, it is well positioned to deliver in fiscal 2009 with the following foundational planks in place:
•	A re-architected cost structure to allow for long-term operating margin expansion

•	A healthier store portfolio achieved through closure of underperforming stores

•	A stronger value and rewards platform — consistent with Starbucks premium brand

•	A renewed emphasis and investment around coffee leadership

•	A galvanized company with a common purpose
“With a re-architected cost structure at the close of fiscal 2008, we began the new fiscal year with a healthier store portfolio that will allow for operating margin expansion,” commented Howard Schultz, chairman, president and ceo. “Despite a global economic environment which shows no immediate signs of improvement, the steps we took in FY08 position us to deliver EPS growth in FY09.”
Schultz continued, “We appear to be more resilient than many other premium brands. And while we cannot call isolated signs of improving sales a trend, we are encouraged by our ability to drive increased traffic at a relatively low cost, as we did on Election Day. As we head into the holiday season and Calendar ‘09, consumers are looking for value and we’ve been pleased with the steady progress of our Starbucks Rewards program and the enthusiastic reception to the Starbucks Gold Card. I am optimistic we are well positioned to weather this challenging economic environment.”
Fourth Quarter Fiscal 2008 Summary
Consolidated net revenues increased 3 percent to $2.5 billion for the fourth quarter of 2008, compared to $2.4 billion for the fourth quarter of 2007. For the 13-week period ended September 28, 2008, Starbucks reported net income of $5.4 million, which included $105.1 million of restructuring charges and other transformation strategy costs. Net income was $158.5 million for the same period a year ago. Earnings per share (EPS) for the quarter was $0.01, compared to $0.21 per share earned in the prior year period. The company estimates that restructuring charges and costs associated with the execution of its transformation agenda impacted fourth quarter 2008 EPS by approximately $0.09 per share. The majority of these costs consist of charges associated with company actions announced in July of 2008 to close approximately 600 company-operated stores in the U.S. and 61 company-operated stores in Australia, and reduce approximately 1,000 open and filled positions within its leadership structure and non-store organization. Excluding the restructuring charges and other transformation costs, fourth-quarter fiscal 2008 non-GAAP net income was $71.0 million and non-GAAP EPS for fiscal fourth quarter 2008 was $0.10 per share.

Fiscal 2008 — Year in Review
For fiscal 2008, consolidated net revenues increased 10 percent to $10.4 billion, compared to $9.4 billion for fiscal 2007. Company-operated retail revenues in fiscal 2008 rose 10 percent to $8.8 billion from $8.0 billion in fiscal 2007, due to the opening of 681 net new company-operated stores, offset by a 3 percent decline in comparable store sales for the 12-month period. The weakness in consolidated comparable store sales was driven by the U.S. segment, which posted comparable store sales of negative 5 percent. Partially offsetting this was positive 2 percent comparable store sales in the International segment for the year. Specialty revenues grew 14 percent for the year to $1.6 billion from $1.4 billion in fiscal 2007.
Operating income for fiscal 2008 decreased to $504 million, compared to $1.1 billion for fiscal 2007. Operating margin contracted 630 basis points to 4.9 percent of total net revenues for the full year ended September 28, 2008, from 11.2 percent for the same period a year ago. Margin compression was primarily due to lower revenues; in addition, restructuring charges associated with the store closures and right-sizing of the business and support organization accounted for approximately 40 percent of the decrease. Excluding restructuring charges and other transformation strategy costs, non-GAAP operating margin for fiscal year 2008 was 8.1 percent.
Net earnings totaled $315.5 million for fiscal 2008, versus $672.6 million in fiscal 2007, while EPS for the year was $0.43, compared to EPS of $0.87 in fiscal 2007. For the full year 2008, restructuring charges and other transformation costs impacted EPS by approximately $0.28 per share. Excluding these charges, non-GAAP EPS for fiscal year 2008 was $0.71 per share.
Fourth Quarter Financials
The three-percent growth in consolidated net revenues in the fourth quarter 2008 was heavily influenced by the U.S. business, which contributed 75 percent of total net revenues. The company’s lower than expected revenue growth was driven by an 8 percent decrease in U.S. comparable store sales for the quarter due to both deteriorating traffic trends in the U.S., and a decline in the average value per transaction. For the quarter, U.S. total net revenues increased by $17.3 million, or 1 percent, to $1.9 billion mainly due to increased revenues from licensed stores. Revenues from U.S. company-operated retail stores declined slightly to $1.7 billion for the 13 weeks ended September 28, 2008, compared to the same period of last year, primarily due to the decline in comparable stores sales more than offsetting revenue growth from new stores. International total net revenues expanded 13 percent, or $61.8 million, to $533.6 million for the 13 weeks ended September 28, 2008 as the company continued to expand its store presence in its 45 markets outside the U.S., with the majority of new store openings being international licensed stores. Overall, comparable store sales for the International segment were flat for the fourth quarter, primarily resulting from a decline in traffic in the U.K. along with continued softer sales in Canada during the period. For the Global Consumer Products Group (CPG), total net revenues declined by 4 percent, or $4.6 million, to $105.0 million for the fourth quarter fiscal 2008 due primarily to decreased revenues from packaged coffee sales in the U.S. market.
For the discussion of operating expenses, it is important to note that many of the company’s operating expenses are fixed in nature. As a result, the softness in U.S. revenues during the fourth quarter of fiscal 2008 impacted nearly all consolidated and U.S. segment operating expense line items when viewed as a percentage of sales. Additionally, restructuring charges and other transformation costs negatively impacted the company’s operating income and operating margin in both the U.S. and International business segments.
Consolidated cost of sales including occupancy costs increased 360 basis points to 47.3 percent of total net revenues for the 13 weeks ended September 28, 2008, compared to 43.7 percent in the corresponding period in fiscal 2007. The increase was primarily due to higher distribution costs , inventory write-downs, and higher rent expenses as a percentage of revenues.
Store operating expenses as a percentage of related company-operated retail revenues rose 350 basis points to 44.5 percent in the fourth quarter 2008, from 41.0 percent for the prior year period. The increase was primarily due to higher payroll expenditures as a percentage of revenues in the U.S. business, as well as impairment provisions for under-performing stores in the U.S. and International markets.

General and administrative expenses as a percentage of total net revenues improved 130 basis points to 3.8 percent for the fourth quarter 2008, from 5.1 percent for the corresponding period of fiscal 2007. The favorability was primarily due to lower payroll-related expenses.
Restructuring charges totaled $99.2 million in the fourth quarter of fiscal 2008. Of that amount, $38.6 million was related to executing on the decision to close approximately 600 underperforming U.S. company-operated stores. Total lease exit costs are now expected to be up to $170 million. This revised estimate compares to the previously disclosed range of $120 million to $140 million, initially reported on July 1, 2008. During fourth quarter fiscal 2008, the first 205 of these stores were closed. The approximately 400 remaining U.S. store closures are now expected to occur by the end of fiscal 2009 and the remaining lease exit costs are expected to be recognized during that time frame. The restructuring charges recognized during the fourth quarter also included the closure of 61 company-operated stores in Australia, and costs associated with the reduction in positions within Starbucks leadership structure and non-store organization which includes severance costs and impairment charges related to corporate real estate the company no longer plans to occupy.
Consolidated operating income was $14.2 million for the 13-week period ended September 28, 2008, compared with operating income of $248.0 million in the comparable prior year period. Operating margin was 0.6 percent of total net revenues for the fourth quarter fiscal 2008 compared to 10.2 percent for the same period a year ago. Margin compression was primarily due to softer revenues; restructuring charges of $99.2 million recognized in the fourth quarter of fiscal 2008 added 390 basis points of the decrease.
For fourth quarter fiscal 2008, the U.S. segment produced operating income of $51.1 million, compared with $224.6 million for the same period a year ago. Operating margin was 2.7 percent of related revenues for the fourth quarter fiscal 2008 compared to 12.1 percent in the corresponding period of fiscal 2007. This decrease was primarily driven by softer revenues due to weak traffic; in addition, restructuring charges of $43.2 million recognized in the period had a 230-basis-point impact on operating margin.
International operating income decreased to $2.6 million for the fourth quarter 2008, with the related operating margin contracting to 0.5 percent of related revenues, from 10.8 percent in the fourth quarter of fiscal 2007. The primary reason for this decline was softer revenues due to weak traffic; in addition, $19.2 million in restructuring charges impacted the operating margin by 360 basis points.
Operating income for the CPG segment was $63.3 million for the 13 weeks ended September 28, 2008 and operating margin increased 340 basis points to 60.3 percent of related revenues from 56.9 percent for the prior year period. The margin improvement was primarily due to the mix of revenue being less weighted toward the initial sale of coffee and tea products to Starbucks distributor, which have related cost of sales expenses, and more toward revenue profit sharing earned on the distributor’s sales to retailers.

Income tax for the company in the fourth quarter was a benefit of $6.6 million, compared to an expense of $88.3 million for the same period a year ago. The fourth quarter of fiscal 2008 included an adjustment to arrive at the full-year tax rate, the impact of which was significant as a percentage of the small amount of pretax loss, and resulted in a tax benefit that exceeded the amount of pretax loss.
Balance Sheet and Cash Flows
Starbucks financial position and liquidity remain strong and the company is committed to its current capital structure and ratings. Starbucks operations continue to produce solid operating cash flows, and the actions the company has taken as part of its transformation strategy implemented during fiscal 2008, along with reduced capital expenditures from fewer store openings during fiscal 2009, are expected to position Starbucks to generate higher free cash flow going forward.
At fiscal year end 2008, the company had $271 million available for short-term borrowings under its combined credit facility and commercial paper program. Starbucks continues to have access to short-term debt instruments within its overall capital strategy.
For fiscal 2008, cash flow from operations was $1.3 billion, flat with fiscal 2007, while capital expenditures for fiscal 2008 declined to $985 million versus $1.1 billion for the previous year.
2009 Financial and Operational Metrics
Starbucks is providing updated information about fiscal 2009 key financial and operational metrics, which are impacted by recent actions associated with its transformation strategy as well as the effects of the current operating environment.
As a baseline for its fiscal 2009 non-GAAP EPS expectations, the company is using fiscal 2008 consolidated comparable store sales of negative three percent and non-GAAP EPS of $0.71. In addition, non-GAAP EPS for fiscal 2009 excludes up to an estimated $0.12 per share in lease exit costs, associated with the fiscal 2008 U.S. and Australia store closure decisions.
Starbucks believes that if it were to report a two percent decline in consolidated comparable store sales in fiscal 2009, the company would deliver GAAP EPS of about $0.78 per share, or non-GAAP EPS of approximately $0.90 per share. If the current environment worsens, the company believes even a five percent decrease in consolidated comparable store sales would result in GAAP EPS of approximately $0.68 per share, or non-GAAP EPS of around $0.80 per share. In the event of further deterioration in consumer spending and its associated impact on traffic, Starbucks believes a seven percent decline in consolidated same store sales would lead to GAAP EPS of approximately $0.59 per share, or non-GAAP EPS relatively flat year-over-year. Both GAAP and non-GAAP EPS estimates factor in a range of $200 million to $210 million in pretax positive benefit, or $0.17 to $0.18 of EPS, from the U.S. company-operated store closures, restructuring of the Australia market and cost savings from the leadership and non-store organization changes.
The company is not providing specific quarterly EPS targets for fiscal 2009, however, in addition to lease exit costs, the first quarter will also be impacted by Starbucks significant investment in its field organization through the leadership conference in late October. Starbucks fiscal first quarter 2009 is also expected to be the toughest comparable period year-over-year.
Starbucks 2009 U.S. store opening target is now approximately a negative 20 net new stores, which includes a nearly 225 company-operated store decline and approximately 205 net new licensed stores. Internationally, Starbucks is now planning to open approximately 700 net new stores in fiscal 2009, two-thirds of which are expected to be licensed, as it factors in the current global economic climate, with a more cautious approach in the UK and Western Europe.
The company’s outlook for capital expenditures in fiscal 2009 has been further reduced to approximately $700 million, reflecting lower store opening targets for its International segment. Starbucks remains committed to maintaining its credit ratings, and plans to use its free cash flow to reduce short-term borrowings during fiscal 2009.
Conference Call
Starbucks will host a conference call today at 2:00 p.m. Pacific Time. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, November 14, 2008, by calling 1-800-642-1687, reservation number 22251514. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, December 12, 2008, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended
September 30, 2007 for additional information.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com
Forward-Looking Statements
This release contains forward-looking statements relating to certain company initiatives and plans, as well as trends in or expectations regarding, the expected effects of its transformation strategy, restructuring and other initiatives, earnings per share, (on both a GAAP and non-GAAP basis), comparable store sales, store openings and closings, free cash flow, short-term borrowing levels, and capital expenditures, as well as expense control. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s transformation strategy, restructuring and other initiatives, fluctuations in U.S. and international economies and currencies, store traffic trends, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filing with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Reports on Form 10-Q for fiscal 2008. The company assumes no obligation to update any of these forward-looking statements.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Sep 28,	Sep 30,	%	Sep 28,	Sep 30,
	2008	2007	Change	2008	2007
	(in millions, except per share data)
				As a % of total net revenues
Net revenues:
Company-operated retail	$2,097.3	$2,058.0	1.9%	83.4%	84.3%
Specialty:
Licensing	311.1	282.7	10.0	12.4	11.6
Foodservice and other	107.0	100.2	6.8	4.3	4.1

Total specialty	418.1	382.9	9.2	16.6	15.7

Total net revenues	2,515.4	2,440.9	3.1	100.0	100.0

Cost of sales including occupancy costs	1,189.5	1,065.6	11.6	47.3	43.7
Store operating expenses (a)	932.4	843.7	10.5	37.1	34.6
Other operating expenses (b)	82.0	74.6	9.9	3.3	3.1
Depreciation and amortization expenses	138.2	124.2	11.3	5.5	5.1
General and administrative expenses	96.4	123.3	(21.8)	3.8	5.1
Restructuring charges	99.2	—	nm	3.9	—

Subtotal operating expenses	2,537.7	2,231.4	13.7	100.9	91.4

Income from equity investees	36.5	38.5	(5.2)	1.5	1.6

Operating income	14.2	248.0	(94.3)	0.6	10.2

Interest income and other, net	(2.8)	12.3	nm	(0.1)	0.5
Interest expense	(12.6)	(13.5)	(6.7)	(0.5)	(0.6)

Earnings/(loss) before income taxes	(1.2)	246.8	nm	(0.0)	10.1

Income taxes (c)	(6.6)	88.3	nm	(0.3)	3.6

Net earnings	$5.4	$158.5	(96.6)	0.2%	6.5%

Net earnings per common share — diluted	$0.01	$0.21	(95.2)%

Weighted avg. shares outstanding — diluted	741.9	759.1

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 44.5 percent for the 13 weeks ended September 28, 2008, and 41.0 percent for the 13 weeks ended September 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 19.6 percent for the 13 weeks ended September 28, 2008, and 19.5 percent for the 13 weeks ended September 30, 2007.

(c)	The effective tax rates were 550.0 percent for the 13 weeks ended September 28, 2008, and 35.8 percent for the 13 weeks ended September 30, 2007.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	52 Weeks Ended			52 Weeks Ended
	Sep 28,	Sep 30,	%	Sep 28,	Sep 30,
	2008	2007	Change	2008	2007
	(in millions, except per share data)
				As a % of total net revenues
Net revenues:
Company-operated retail	$8,771.9	$7,998.3	9.7%	84.5%	85.0%
Specialty:
Licensing	1,171.6	1,026.3	14.2	11.3	10.9
Foodservice and other	439.5	386.9	13.6	4.2	4.1

Total specialty	1,611.1	1,413.2	14.0	15.5	15.0

Total net revenues	10,383.0	9,411.5	10.3	100.0	100.0

Cost of sales including occupancy costs	4,645.3	3,999.1	16.2	44.7	42.5
Store operating expenses (a)	3,745.1	3,215.9	16.5	36.1	34.2
Other operating expenses (b)	330.1	294.2	12.2	3.2	3.1
Depreciation and amortization expenses	549.3	467.2	17.6	5.3	5.0
General and administrative expenses	456.0	489.2	(6.8)	4.4	5.2
Restructuring charges	266.9	—	nm	2.6	—

Subtotal operating expenses	9,992.7	8,465.6	18.0	96.2	89.9

Income from equity investees	113.6	108.0	5.2	1.1	1.1

Operating income	503.9	1,053.9	(52.2)	4.9	11.2

Interest income and other, net	9.0	40.4	(77.7)	0.1	0.4
Interest expense	(53.4)	(38.0)	40.5	(0.5)	(0.4)

Earnings before income taxes	459.5	1,056.3	(56.5)	4.4	11.2

Income taxes (c)	144.0	383.7	(62.5)	1.4	4.1

Net earnings	$315.5	$672.6	(53.1)	3.0%	7.1%

Net earnings per common share — diluted	$0.43	$0.87	(50.6)%

Weighted avg. shares outstanding — diluted	741.7	770.1

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 42.7 percent for the 52 weeks ended September 28, 2008, and 40.2 percent for the 52 weeks ended September 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.5 percent for the 52 weeks ended September 28, 2008, and 20.8 percent for the 52 weeks ended September 30, 2007.

(c)	The effective tax rates were 31.3 percent for the 52 weeks ended September 28, 2008, and 36.3 percent for the 52 weeks ended September 30, 2007.

Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):
United States

	Sep 28,	Sep 30,	%	Sep 28,	Sep 30,
	2008	2007	Change	2008	2007
				As a % of U.S. total net
				revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$1,651.5	$1,659.0	(0.5)%	88.0%	89.2%
Specialty:
Licensing	132.0	110.9	19.0	7.0	6.0
Foodservice and other	93.3	89.6	4.1	5.0	4.8

Total specialty	225.3	200.5	12.4	12.0	10.8

Total net revenues	1,876.8	1,859.5	0.9	100.0	100.0

Cost of sales including occupancy costs	851.0	774.8	9.8	45.3	41.7
Store operating expenses (a)	762.1	699.4	9.0	40.6	37.6
Other operating expenses (b)	53.5	48.9	9.4	2.9	2.6
Depreciation and amortization expenses	99.2	93.3	6.3	5.3	5.0
General and administrative expenses	16.3	19.3	(15.5)	0.9	1.0
Restructuring charges	43.2	—	nm	2.3	—

Total operating expenses	1,825.3	1,635.7	11.6	97.3	88.0

Income/(loss) from equity investees	(0.4)	0.8	nm	—	—

Operating income	$51.1	$224.6	(77.2)%	2.7%	12.1%

52 Weeks Ended
Net revenues:
Company-operated retail	$6,997.7	$6,560.9	6.7%	88.7%	89.3%
Specialty:
Licensing	504.2	439.1	14.8	6.4	6.0
Foodservice and other	385.1	349.0	10.3	4.9	4.7

Total specialty	889.3	788.1	12.8	11.3	10.7

Total net revenues	7,887.0	7,349.0	7.3	100.0	100.0

Cost of sales including occupancy costs	3,371.7	2,956.2	14.1	42.8	40.2
Store operating expenses (c)	3,081.0	2,684.2	14.8	39.1	36.5
Other operating expenses (d)	219.6	204.8	7.2	2.8	2.8
Depreciation and amortization expenses	401.7	348.2	15.4	5.1	4.7
General and administrative expenses	72.7	85.9	(15.4)	0.9	1.2
Restructuring charges	210.9	—	nm	2.7	—

Total operating expenses	7,357.6	6,279.3	17.2	93.3	85.4

Income/(loss) from equity investees	(1.3)	0.8	nm	—	—

Operating income	$528.1	$1,070.5	(50.7)%	6.7%	14.6%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 46.1 percent for the 13 weeks ended September 28, 2008, and 42.2 percent for the 13 weeks ended September 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 23.7 percent for the 13 weeks ended September 28, 2008, and 24.4 percent for the 13 weeks ended September 30, 2007.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 44.0 percent for the 52 weeks ended September 28, 2008, and 40.9 percent for the 52 weeks ended September 30, 2007.

(d)	As a percentage of related total specialty revenues, other operating expenses were 24.7 percent for the 52 weeks ended September 28, 2008, and 26.0 percent for the 52 weeks ended September 30, 2007.

International

	Sep 28,	Sep 30,	%	Sep 28,	Sep 30,
	2008	2007	Change	2008	2007
				As a % of International total net
				revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$445.8	$399.0	11.7%	83.5%	84.6%
Specialty:
Licensing	74.1	62.2	19.1	13.9	13.2
Foodservice and other	13.7	10.6	29.2	2.6	2.2

Total specialty	87.8	72.8	20.6	16.5	15.4

Total net revenues	533.6	471.8	13.1	100.0	100.0

Cost of sales including occupancy costs	278.7	225.1	23.8	52.2	47.7
Store operating expenses (a)	170.3	144.3	18.0	31.9	30.6
Other operating expenses (b)	22.4	20.6	8.7	4.2	4.4
Depreciation and amortization expenses	28.7	21.8	31.7	5.4	4.6
General and administrative expenses	23.8	21.9	8.7	4.5	4.6
Restructuring charges	19.2	—	nm	3.6	—

Total operating expenses	543.1	433.7	25.2	101.8	91.9

Income from equity investees	12.1	12.9	(6.2)	2.3	2.7

Operating income	$2.6	$51.0	(94.9)%	0.5%	10.8%

52 Weeks Ended
Net revenues:
Company-operated retail	$1,774.2	$1,437.4	23.4%	84.3%	84.7%
Specialty:
Licensing	274.8	220.9	24.4	13.1	13.0
Foodservice and other	54.4	37.9	43.5	2.6	2.2

Total specialty	329.2	258.8	27.2	15.7	15.3

Total net revenues	2,103.4	1,696.2	24.0	100.0	100.0

Cost of sales including occupancy costs	1,054.0	824.6	27.8	50.1	48.6
Store operating expenses (c)	664.1	531.7	24.9	31.6	31.3
Other operating expenses (d)	88.5	69.9	26.6	4.2	4.1
Depreciation and amortization expenses	108.8	84.2	29.2	5.2	5.0
General and administrative expenses	113.0	93.8	20.5	5.4	5.5
Restructuring charges	19.2	—	nm	0.9	—

Total operating expenses	2,047.6	1,604.2	27.6	97.3	94.6

Income from equity investees	54.2	45.7	18.6	2.6	2.7

Operating income	$110.0	$137.7	(20.1)%	5.2%	8.1%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 38.2 percent for the 13 weeks ended September 28, 2008, and 36.2 percent for the 13 weeks ended September 30, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 25.5 percent for the 13 weeks ended September 28, 2008, and 28.3 percent for the 13 weeks ended September 30, 2007.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 37.4 percent for the 52 weeks ended September 28, 2008, and 37.0 percent for the 52 weeks ended September 30, 2007.

(d)	As a percentage of related total specialty revenues, other operating expenses were 26.9 percent for the 52 weeks ended September 28, 2008, and 27.0 percent for the 52 weeks ended September 30, 2007.

Global Consumer Products Group (CPG)

	Sep 28,	Sep 30,	%	Sep 28,	Sep 30,
	2008	2007	Change	2008	2007
				As a % of CPG
				total net revenues

13 Weeks Ended
Net revenues:
Specialty:
Licensing	$105.0	$109.6	(4.2)%	100.0%	100.0%

Total specialty	105.0	109.6	(4.2)	100.0	100.0

Cost of sales	59.8	65.7	(9.0)	57.0	59.9
Other operating expenses	6.1	5.1	19.6	5.8	4.7
General and administrative expenses	0.6	1.2	(50.0)	0.6	1.1

Total operating expenses	66.5	72.0	(7.6)	63.3	65.7

Income from equity investees	24.8	24.8	—	23.6	22.6

Operating income	$63.3	$62.4	1.4%	60.3%	56.9%

52 Weeks Ended
Net revenues:
Specialty:
Licensing	$392.6	$366.3	7.2%	100.0%	100.0%

Total specialty	392.6	366.3	7.2	100.0	100.0

Cost of sales	219.6	218.3	0.6	55.9	59.6
Other operating expenses	22.0	19.5	12.8	5.6	5.3
Depreciation and amortization expenses	—	0.1	nm	—	—
General and administrative expenses	6.4	6.3	1.6	1.6	1.7

Total operating expenses	248.0	244.2	1.6	63.2	66.7

Income from equity investees	60.7	61.5	(1.3)	15.5	16.8

Operating income	$205.3	$183.6	11.8%	52.3%	50.1%

Unallocated Corporate

				As a % of total net revenues

13 Weeks Ended
Depreciation and amortization expenses	$10.3	$9.1	13.2%	0.4%	0.4%
General and administrative expenses	55.7	80.9	(31.1)	2.2	3.3
Restructuring charges	36.8	—	nm	1.5	—

Operating loss	$(102.8)	$(90.0)	14.2%	(4.1)%	(3.7)%

52 Weeks Ended
Depreciation and amortization expenses	$38.8	$34.7	11.8%	0.4%	0.4%
General and administrative expenses	263.9	303.2	(13.0)	2.5	3.2
Restructuring charges	36.8	—	nm	0.4	—

Operating loss	$(339.5)	$(337.9)	0.5%	(3.3)%	(3.6)%

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(unaudited)

	September 28,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$269.8	$281.3
Short-term investments — available-for-sale securities	3.0	83.8
Short-term investments — trading securities	49.5	73.6
Accounts receivable, net	329.5	287.9
Inventories	692.8	691.7
Prepaid expenses and other current assets	169.2	148.8
Deferred income taxes, net	234.2	129.4

Total current assets	1,748.0	1,696.5

Long-term investments — available-for-sale securities	71.4	21.0
Equity and cost investments	302.6	258.9
Property, plant and equipment, net	2,956.4	2,890.4
Other assets	261.1	219.4
Other intangible assets	66.6	42.1
Goodwill	266.5	215.6

TOTAL ASSETS	$5,672.6	$5,343.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$713.0	$710.3
Accounts payable	324.9	390.8
Accrued compensation and related costs	253.6	292.4
Accrued occupancy costs	136.1	74.6
Accrued taxes	76.1	92.5
Insurance reserves	152.5	137.0
Other accrued expenses	164.4	160.3
Deferred revenue	368.4	296.9
Current portion of long-term debt	0.7	0.8

Total current liabilities	2,189.7	2,155.6

Long-term debt	549.6	550.1
Other long-term liabilities	442.4	354.1

Total liabilities	3,181.7	3,059.8

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200.0 shares; issued and outstanding, 735.5 and 738.3 million shares, respectively, (includes 3.4 common stock units in both periods)	0.7	0.7
Other additional paid-in-capital	39.4	39.4
Retained earnings	2,402.4	2,189.4
Accumulated other comprehensive income	48.4	54.6

Total shareholders’ equity	2,490.9	2,284.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,672.6	$5,343.9

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	52 weeks ended
	September 28,	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net earnings	$315.5	$672.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	604.5	491.2
Provision for impairments and asset disposals	325.0	26.0
Deferred income taxes, net	(117.1)	(37.3)
Equity in income of investees	(61.3)	(65.7)
Distributions from equity investees	52.6	65.9
Stock-based compensation	75.0	103.9
Tax benefit from exercise of stock options	3.8	7.7
Excess tax benefit from exercise of stock options	(14.7)	(93.1)
Other	(0.1)	0.7
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(0.6)	(48.6)
Accounts payable	(63.9)	36.1
Accrued taxes	7.3	86.4
Deferred revenue	72.4	63.2
Other operating assets and liabilities	60.3	22.2

Net cash provided by operating activities	1,258.7	1,331.2

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(71.8)	(237.4)
Maturity of available-for-sale securities	20.0	178.2
Sale of available-for-sale securities	75.9	47.5
Acquisitions, net of cash acquired	(74.2)	(53.3)
Net purchases of equity, other investments and other assets	(52.0)	(56.6)
Net additions to property, plant and equipment	(984.5)	(1,080.3)

Net cash used by investing activities	(1,086.6)	(1,201.9)

FINANCING ACTIVITIES:
Repayments of commercial paper	(66,068.0)	(16,600.9)
Proceeds from issuance of commercial paper	65,770.8	17,311.1
Repayments of short-term borrowings	(228.8)	(1,470.0)
Proceeds from short-term borrowings	528.2	770.0
Proceeds from issuance of common stock	112.3	176.9
Excess tax benefit from exercise of stock options	14.7	93.1
Principal payments on long-term debt	(0.6)	(0.8)
Proceeds from issuance of long-term debt	—	549.0
Repurchase of common stock	(311.4)	(996.8)
Other	(1.7)	(3.5)

Net cash used by financing activities	(184.5)	(171.9)

Effect of exchange rate changes on cash and cash equivalents	0.9	11.3

Net increase/(decrease) in cash and cash equivalents	(11.5)	(31.3)
CASH AND CASH EQUIVALENTS:
Beginning of period	281.3	312.6

End of the period	$269.8	$281.3

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$52.7	$35.3
Income taxes	$259.5	$342.2

Fiscal Fourth Quarter 2008 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened/(closed) during the period
	13 Weeks Ended		52 Weeks Ended		Stores open as of
	Sep 28,	Sep 30,	Sep 28,	Sep 30,	Sep 28,	Sep 30,
	2008	2007	2008	2007	2008	2007

United States:
Company-operated Stores	(137)	227	445	1,065	7,238	6,793
Licensed Stores	134	162	438	723	4,329	3,891

	(3)	389	883	1,788	11,567	10,684

International:
Company-operated Stores (1)	5	103	236	286	1,979	1,743
Licensed Stores (1)	130	123	550	497	3,134	2,584
	135	226	786	783	5,113	4,327

Total	132	615	1,669	2,571	16,680	15,011

(1)	International store data has been adjusted for the acquisition of retail store locations in Quebec and Atlantic Canada from former licensees Coffee Vision, Inc. and Coffee Vision Atlantic, Inc., by reclassifying historical information from Licensed Stores to Company-operated Stores.
Non-GAAP Disclosure
In addition to the GAAP results provided in this release, the company provides historical non-GAAP net income, non-GAAP earnings per share (non-GAAP EPS), and non-GAAP operating margins, as well as projections for non-GAAP EPS. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP net income, non-GAAP operating margin, and non-GAAP EPS are net earnings, operating margin, and diluted net earnings per share, respectively. Each of the historical non-GAAP financial measures presented in this release excludes costs associated with store closures in the U.S. and Australia as well as the impact of recent head count reductions and costs related to the implementation of the company’s transformation strategy recognized in fiscal 2008. Projected non-GAAP EPS for fiscal year 2009 excludes costs associated with store closures in the U.S. and Australia expected to be recognized in fiscal 2009.
The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s current and prospective operating performance. More specifically, management excludes each of those items mentioned above because it believes that these costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of the company’s current or future operating performance or comparisons to the company’s past operating performance. Further, the company believes that providing these non-GAAP financial measures to investors in addition to the related GAAP measures provides investors with greater transparency to the information used by the company’s management in its financial and operational decision-making.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate non-GAAP net income, non-GAAP operating margin, and non-GAAP EPS differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

	13 Weeks Ended		52 Weeks Ended
	Sep 28,	Sep 30,	Sep 28,	Sep 30,
	2008	2007	2008	2007
Consolidated Operating Income and Operating Margin
Operating income, as reported (GAAP)	$14.2	$248.0	$503.9	$1,053.9
Restructuring charges	99.2	—	266.9	—
Other transformation charges	5.9	—	72.5	—

Non-GAAP operating income	$119.3	$248.0	$843.3	$1,053.9

Operating margin, as reported (GAAP)	0.6%	10.2%	4.9%	11.2%
Restructuring charges	3.9	—	2.6	—
Other transformation charges	0.2	—	0.6	—

Non-GAAP operating margin	4.7%	10.2%	8.1%	11.2%

Net Income
Net income, as reported (GAAP)	$5.4	$158.5	$315.5	$672.6
Restructuring charges	61.9	—	165.4	—
Other transformation charges	3.7	—	44.9	—

Non-GAAP net income	$71.0	$158.5	$525.8	$672.6

Earnings Per Share
EPS, as reported (GAAP)	$0.01	$0.21	$0.43	$0.87
Restructuring charges	0.08	—	0.22	—
Other transformation charges	0.01	—	0.06	—

Non-GAAP EPS	$0.10	$0.21	$0.71	$0.87

Fiscal 2009 Metrics

	Consolidated Comparable Store Sales Assumption:
	-2%	-5%	-7%
Projected FY 2009 Earnings Per Share
EPS (GAAP)	$0.78	$0.68	$0.59
Restructuring charges	0.12	0.12	0.12

Non-GAAP EPS	$0.90	$0.80	$0.71

© 2008 Starbucks Coffee Company. All rights reserved.